GRYPHON GOLD SUMMARY OF THE BOREALIS EXPLORATION PROGRAM

January 9, 2008 - Gryphon Gold Corporation (GGN:TSX/GYPH:OTC.BB) announces its near term exploration plans and summarizes the last year of drilling and geophysical investigations at its Borealis property, Mineral County, Nevada. During 2007, a total of 44 reverse circulation holes were completed. Drilling in the Graben resource identified extensions to the deposit and expanded the high-grade zones; while drilling in the Central and Western pediments identified at least two expansive areas of gold bearing hydrothermal alteration (detail information can be found on the Company’s website www.gryphongold.com ). Geophysical surveys were conducted throughout the property to model known mineralized areas and to test previously unexplored areas for similar geophysical anomalies.

An updated CIM compliant, NI 43-101 resource report with newly developed resource estimates to incorporate all of the 2007 drilling is in progress. In addition to updating the knowledge about the property it will also identify areas for potential expansion of the resource base. Initially, there appears to be reasonable potential for expanding the oxidized gold mineralization resource base that could lead to the development of a mine plan for a heap leach operation. A detailed drilling plan is being developed to test these oxide targets. Similarly, there appears to be reasonable potential for developing an underground mine in the high-grade zones of the Graben deposit and possibly, a large open pit operation to incorporate the entire deposit. Drill plans are in progress to develop the information needed to evaluate both of these options.

GRABEN DRILLING

Thirty-one reverse circulation holes, totaling 10,095 meters (33,120 ft) were drilled in, and around, Graben to continue definition of the deposit’s boundaries, and to test for extensions of the internal high-grade gold zones. Drilling along the northwestern margin of the deposit identified a significant extension that was not anticipated. These results indicate that several other marginal areas of the deposit also need closer definition drilling. 2007 Graben drilling results included: GGCG-29, 56 m of 0.19 opt; GGCG-43, 75m of .09 opt; GGCG-52, 46m of .07 opt and 67m of .06 opt; and GGCG-55, 70m of .11 opt.

Previous drilling (Gryphon and historic) identified three significant high-grade (>3 g.t.) gold zones within the deposit. Part of the 2007 drill program was targeted to test for expansions of these zones. Drilling around the northern zone resulted in significant expansions, holes around the southern zone produced modest extensions, and results from the central zone confirmed its size. A new Graben resource estimate will be produced in conjunction with the completion of the new NI 43-101 resource report.

PEDIMENT DRILLING

Following up on the exploration drilling conducted late in 2006 at the Central and West Pediments, seven reverse circulation holes totaling 2,909 meters (9,545 feet) were completed on the Lucky Boy target in the Central Pediment and six holes totaling 2,309 meters (7,575 feet) were drilled at the Vuggy Hills and Sunset Wash targets in the West Pediment.

Drilling at Lucky Boy and Sunset Wash identified large areas of quartz-pyrite alteration that contains anomalous gold and pathfinder trace elements. The geological, geophysical, and geochemical features in these two areas are suggestive of the margins of high sulfidation gold systems (GGC-WP03 595’ of continuous detectable Au, including 20’ 0.01 opt ). Data compilation is in progress to identify the center of the hydrothermal system where the highest gold grades are expected. A new drilling program will be formulated once data compilation is completed.

GEOPHYSICAL SURVEYS

Two types of geophysical surveys were conducted at Borealis during 2007. Several survey lines of Induced Polarization/Resistivity and Controlled Source Audio-Frequency Magnetotelluric (CSAMT) were conducted over the Graben deposit and on selected areas of the Central and West Pediments. Additionally, several Gradient Array Induced Polarization/Resistivity surveys were conducted in areas of favorable alteration. The Graben deposit was used as a training area to identify how that type of gold mineralization responds to electrical geophysical methods. This information will be used to assist in identifying favorable anomalies in the several exploration areas.

While the data is still being interpreted, initial results indicate possible extensions of the Graben zone, interesting untested targets in the Rainbow Hills area, better definition of possible mineralization at Lucky Boy and Sunset Wash, and previously unknown anomalies in the western part of the property. The CSAMT survey developed sufficient encouragement for defining mineralized zones that an expanded survey was commissioned in mid-November to further define anomalies around the Graben deposit and in the western pediments. This new survey is underway. These data will assist in planning additional drilling and related permitting of drill sites.

Data compilation and the geophysical survey are expected to be completed by the end of the first quarter of this year and the 2008 drill program is expected to begin about the same time.

Gryphon Gold is a Nevada focused gold exploration company. Its principal gold resource, the 1.2 million (measured and indicated) and 0.6 million (inferred) ounce Borealis deposit, is located in the Walker Lane gold belt of western Nevada. Nevada Eagle Resources, a wholly owned subsidiary, has an additional 54 highly prospective gold properties located in desirable gold trends in Nevada. Nevada Eagle's principal properties have a cumulative 900,000 of historical ounces of gold (the historical estimates are based on internal reports prepared by prior owners prior to February 2001 and were not prepared in accordance with CIM NI 43 101 standards and thus their reliability has not been verified). The Company has 61.6 million shares outstanding with a cash balance of approximately US $5.5 million as at December 31, 2007. All cash is deposited in bank savings accounts or treasury bills, and the Company has no joint ventures with majors that potentially create derivative or hedge risk.

ON BEHALF OF THE BOARD OF DIRECTORS
TONY KER CEO
GRYPHON GOLD CORPORATION

Full financial statements and securities filings are available on our website: www.gryphongold.com and www.sec.gov or www.sedar.com. For further information contact: Tony Ker, Chief Executive Officer or Mike Longinotti, Chief Financial Officer by phone: 604-261-2229, or email at tker@gryphongold.com or mlonginotti@gryphongold.com

The Borealis property is described in the technical report dated August 15, 2006 and revised January 11, 2007 titled Technical Report on the Mineral Resources of the Borealis Gold Project Located in Mineral County, Nevada, U.S.A. and prepared in accordance with National Instrument 43-101 of the Canadian Securities Administrators. The technical report describes the exploration history, geology and style of gold mineralization at the Borealis property. Sample preparation, analytical techniques, laboratories used and quality assurance-quality control protocols used during the drilling programs at the Borealis property site are the same as, or similar to, those described in the technical report.

This press release was reviewed by Dr. R. Steininger of Gryphon Gold, a Qualified Person as defined by National Instrument 43-101 of the Canadian Securities Administrators. This press release contains "forward-looking information" which may include, but is not limited to, statements with respect to resource estimates, projections, our planned exploration and drilling programs, the availability of future financing for exploration and other plans, projections, estimates and expectations. Such forward-looking statements reflect our current views with respect to future events and are subject to certain risks, uncertainties and assumptions, including, the risks and uncertainties outlined in our most recent financial statements and reports and registration statement filed with the SEC(available at www.sec.gov) and with Canadian securities administrators(available at www.sedar.com). Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those anticipated, believed, estimated or expected. All mineral resources have been estimated in accordance with the definition standards on mineral resources and mineral reserves of the Canadian Institute of Mining, Metallurgy and Petroleum referred to in National Instrument 43-101, commonly referred to as NI 43-101. U.S. reporting requirements for disclosure of mineral properties are governed by the United States Securities and Exchange Commission (SEC) Industry Guide 7. Canadian and Guide 7 standards are substantially different. This press release uses the terms "measured," "indicated" and "inferred" resources." We advise investors that while those terms are recognized and required by Canadian regulations, the SEC does not recognize them. Inferred mineral resources are considered too speculative geologically to have economic considerations applied to them that enable them to be categorized as mineral reserves. We do not undertake to update forward-looking statements